UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 30, 2020

Date of Report (Date of earliest event reported)

GRIFFIN INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Commission File Number	1-12879

641 Lexington Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code	(212) 218-7910

_____________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GRIF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 30, 2020, Riverbend Orlando Holdings III, LLC (“Borrower”), a wholly owned subsidiary of Griffin Industrial Realty, Inc. (“Griffin” or “Registrant”), entered into a $5.1 million nonrecourse mortgage loan (the “Mortgage Loan”) on the approximately 108,000 square foot fully-leased industrial/warehouse building (the “Building”) in Orlando, Florida that the Borrower acquired in February 2020 (such acquired property, the “Property”). The Mortgage Loan, evidenced by a Promissory Note issued by the Borrower to Webster Bank, National Association (“Webster Bank”), has a ten-year term with principal payments based on a twenty-five-year amortization schedule and a variable interest rate based on the one-month LIBOR rate plus 2.56%. Upon closing the Mortgage Loan, the Borrower entered into an interest rate swap agreement with Webster Bank that effectively fixes the interest rate on the Mortgage Loan at 3.50% for the entire loan term. $4.1 million of the proceeds from the Mortgage Loan were used to repay Webster Bank for the borrowing under Griffin’s line of credit for acquisitions that was used to finance a portion of the Property’s purchase price.

Under the terms of the Mortgage Loan, the Borrower must maintain a minimum debt service coverage ratio (the “DSCR”), calculated by dividing the trailing twelve months net operating income of the Building by the debt service on the Mortgage Loan for the DSCR test period, as further described under the terms of the Mortgage Loan, equal to or greater than 1.25 times, and the Loan to Value Ratio (as defined and further described under the Mortgage Loan) may not exceed 65%. The terms of the Mortgage Loan require that commencing on January 1, 2024, an annual amount equal to a total of $1.00 per square foot shall be deposited by the Borrower into an escrow account with Webster Bank until such escrow account balance reaches $300,000. Subject to certain terms and conditions under the Mortgage Loan, (i) the funds in the escrow account may be released by Webster Bank upon extension of the Building’s existing lease, or entry into any other Approved Lease (as defined and further described under the Mortgage Loan) on terms and conditions acceptable to Mortgagee, in each case for a term that runs for a minimum of one year beyond the maturity date of the Mortgage Loan, or (ii) a portion of the funds in the escrow account may be released by Webster Bank for tenant improvements and lease commissions related to Approved Leases.

On June 30, 2020, Griffin and Webster Bank entered into a letter agreement (the “Side Note”) amending the $19.5 million Revolving Line of Credit Loan Agreement, dated as of April 24, 2013 (as amended prior to such date, the “Line of Credit”) between Griffin and Webster Bank. Under the terms of the Side Note, an amount equal to one year’s debt service on the Mortgage Loan will be carved out and not available to be borrowed (the “Holdback”) under the Line of Credit. If the debt service is not paid on the Mortgage Loan, Webster Bank would be able to advance funds from the Line of Credit as needed to make monthly payments of debt service under the Mortgage Loan. The provisions regarding the Holdback will expire on September 30, 2021, being the maturity date of the Line of Credit; provided, that, any extension to the maturity date of the Line of Credit would not apply to the Holdback.

The foregoing descriptions of the Mortgage Loan, Promissory Note and Side Note are subject to and qualified in their entirety by reference to the full text of the Mortgage Loan, Promissory Note and Side Note, copies of which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, each incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

A copy of Griffin’s July 6, 2020 press release announcing the closing of the Mortgage Loan is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1: Mortgage, Security Agreement and Fixture Filing (Securing Present and Future Advances) (Orlando, Orange County, Florida) by Riverbend Orlando Holdings III, LLC dated June 30, 2020

Exhibit 10.2: $5,100,000 Promissory Note by Riverbend Orlando Holdings III, LLC dated June 30, 2020

Exhibit 10.3: Letter Agreement between Webster Bank, N.A. and Griffin Industrial Realty, Inc. dated June 30, 2020

Exhibit 99.1: Registrant’s July 6, 2020 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN INDUSTRIAL REALTY, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: July 6, 2020